NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces First Quarter 2009 Earnings

•	Net income of $923,000 versus $1,009,000 in first quarter 2008

•	Net interest income increases 4.8% as net interest margin stabilizes

•	Loan growth of 7.6% and deposit growth of 6.7% over last 12 months

•	Non-performing assets improve – reduction of 15% from fourth quarter of 2008

WARRENTON, VA, May 4, 2009 — Fauquier Bankshares, Inc. (Nasdaq: FBSS) today reported net income of $923,000 for the quarter ended March 31, 2009 as compared with $1,009,000 for the same quarter in 2008, representing a decrease of 8.5%. Earnings for the first quarter were impacted by a loss on the sale of repossessed other real estate of $136,000, as well as an increase of $134,000 in the cost of FDIC deposit insurance compared with the same quarter of 2008. Earnings per share were $0.26 on a diluted basis for the quarter ended March 31, 2009, as compared with $0.28 per diluted share for the same quarter in 2008.

The net interest margin for the first quarter of 2009 was 4.11% compared with 4.15% for the same quarter in 2008. This represents the difference between the interest income generated through loans and investments and the costs the Bank incurs in obtaining the deposits and other funds to lend and invest.

Randy K. Ferrell, President and Chief Executive Officer, said, “We are pleased with our first quarter results considering the current economic environment. Last year was a difficult one for financial institutions, including our bank, but we are seeing some positive signs that may indicate a better year in 2009.”

“The growth in loans, deposits, and net interest income, as well as the decline in non-performing assets are important indicators in what we are hoping will be a recovery for The Fauquier Bank and the economy in general. The economic road may continue to be rough for some time, however, and we will continue to exercise caution in our accounting for loans,” Ferrell said.

Return on average assets (ROAA) was 0.72% and return on average equity (ROAE) was 8.89% for the first quarter of 2009, a decline from 0.83% and 9.48%, respectively, from the first quarter of 2008. These numbers improved from the fourth quarter of 2008, when the bank posted a 0.60% ROAA and 7.45% ROAE.

Non-performing assets were $3.6 million at March 31, 2009, compared with $2.0 million at March 31, 2008 and $4.3 million at December 31, 2008. Charge-offs, net of recoveries, for the first quarter of 2009 was $107,000 compared with $445,000 for the first quarter of 2008.

Ferrell said, “The decline of the non-performing assets-to-loans and real-estate-owned ratio from 1.07% at September 30, 2008 and 0.97% at December 31, 2008, to 0.81% at March 31, 2009 has been particularly gratifying during these difficult economic times. These numbers give real credence to the strong credit culture of the bank.”

At March 31, 2009, net loans were $443 million, an increase of 7.6% compared with the $412 million at March 31, 2008; and total deposits were $416 million, an increase of 6.7% also compared with March 31, 2008. Fauquier Bankshares and The Fauquier Bank had combined assets of $527 million and total shareholders’ equity of $41 million at March 31, 2009.

Assets under management for the Bank’s Wealth Management Services division were $237 million at March 31, 2009, down 18.5% from $291 million at March 31, 2008. Assets under management continue to be adversely impacted by the decline in market value related to the overall performance of the stock market. For example, from March 31, 2008 to March 31, 2009, stocks measured in the Standard & Poors’ 500 index declined by approximately 39.7%.

Fauquier Bankshares’ regulatory capital ratios continue to be deemed “Well Capitalized,” the highest category assigned by the Federal Reserve Bank of Richmond. At March 31, 2009, the Company’s leverage ratio, an important indicator of financial health, was 9.26%, compared with 9.61% one year earlier. The Company’s tier 1 and total risk-based ratio were 11.16% and 12.29%, respectively, at March 31, 2009, compared with 12.13% and 13.32% at March 31, 2008. The minimum capital ratios to be considered “Well Capitalized” by the Federal Reserve are 5% for the leverage ratio, 6% for the tier 1 risk-based ratio, and 10% for the total risk-based ratio.

The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through eight banking offices throughout Fauquier and Prince William Counties in Virginia. The Fauquier Bank is continuing to move forward with its plans to open a branch in Bristow and Haymarket, Virginia. In addition, its current Broadview Avenue View Tree Branch will move to a new 9,600-square-foot office at the intersection of West Lee Highway and Fletcher Drive. These additions are anticipated to occur in late 2009. Fauquier Bankshares’ stock price closed at $12.05 per share on May 1, 2009. Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.

Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

SOURCE: Fauquier Bankshares, Inc.

          FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
         SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)	For the Quarter Ended,

	Mar. 31, 2009	Dec. 31, 2008	Sep. 30, 2008	Jun. 30, 2008	Mar. 31, 2008

EARNINGS STATEMENT DATA:
Interest income	$6,786	$7,036	$7,201	$7,062	$7,274
Interest expense	1,872	2,258	2,351	2,194	2,584

Net interest income	4,914	4,778	4,850	4,867	4,690
Provision for loan losses	200	1,506	431	834	456

Net interest income after
provision for loan losses	4,714	3,271	4,419	4,033	4,234
Noninterest income	1,145	1,430	1,548	1,776	1,481
Securities gains (losses)	—	—	(298)	(125)	88
Noninterest expense	4,594	3,792	4,255	4,395	4,395

Income before income taxes	1,265	909	1,414	1,298	1,408
Income taxes	342	142	479	346	399

Net income	$923	$767	$935	$942	$1,009

PER SHARE DATA:
Net income per share, basic	$0.26	$0.22	$0.26	$0.27	$0.29
Net income per share, diluted	$0.26	$0.22	$0.26	$0.26	$0.28
Cash dividends	$0.20	$0.20	$0.20	$0.20	$0.20
Average basic shares outstanding	3,535,817	3,526,380	3,529,347	3,531,310	3,515,475
Average diluted shares outstanding	3,554,767	3,553,655	3,560,531	3,563,826	3,551,926
Book value at period end	$11.35	$11.64	$11.38	$11.70	$12.08

BALANCE SHEET DATA:
Total Assets	$526,813	$514,515	$499,760	$503,029	$490,493
Loans, net	443,349	434,678	423,077	425,134	411,972
Investment securities	35,225	37,839	35,284	39,863	38,934
Deposits	416,281	400,294	405,623	388,241	390,107
Transaction Deposits (Demand
Deposit and NOW Accounts)	142,493	143,622	142,581	158,813	152,667
Shareholders’ equity	40,819	41,488	40,591	41,772	42,454

PERFORMANCE RATIOS:
Net interest margin(1)	4.11%	4.07%	4.10%	4.22%	4.15%
Return on average assets	0.72%	0.60%	0.73%	0.76%	0.83%
Return on average equity	8.89%	7.45%	8.85%	8.80%	9.48%
Efficiency ratio(2)	73.21%	60.22%	68.81%	66.64%	69.40%

ASSET QUALITY RATIOS:
Allowance for loan losses	$4,873	$4,780	$4,684	$4,319	$4,196
Allowance for loan losses to period
end loans, net	1.09%	1.09%	1.10%	1.02%	1.02%
Non-performing assets	$3,638	$4,275	$4,590	$3,012	$2,025
Non-performing assets to period end loans
and other repossessed assets owned	0.81%	0.97%	1.07%	0.70%	0.49%
Net charge-offs for the quarter	$107	$1,411	$66	$711	$445
Net charge-offs to average loans	0.02%	0.32%	0.02%	0.17%	0.11%

CAPITAL RATIOS:
Leverage	9.26%	9.37%	9.38%	9.46%	9.61%
Risk Based Capital Ratios:
Tier 1 capital	11.16%	11.37%	11.96%	11.78%	12.13%
Total capital	12.29%	12.51%	13.13%	12.86%	13.32%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.